Exhibit 3.59

ARTICLES OF ASSOCIATION

-of-

E. J. LORD LIMITED

KNOW ALL MEN BY THESE PRESENTS that we, EDMUND J. LORD, EVERETT E. BLACK, GEORGE BUCHHOLTZ, PETER J. ERBEN, and TETSUJI IKEJIRI, all residing in Honolulu, City and County of Honolulu, Territory of Hawaii, having united and associated ourselves together to form a joint stock company under the laws of the said Territory, do hereby agree to the following Articles of Association, that is to say:

1.                                       The name of the Company is and shall be “ E. J. LORD LIMITED”

2.                                       The principal office of the Company is and shall be in Honolulu aforesaid.

3.                                       The purposes of the Company or the objects for which the same is organized are:

(a)           To acquire, take over and carry on as a going concern the general contracting business now carried on by Edmund J. Lord and Everett E. Black, under the name of “E. J. Lord”, in the Territory of Hawaii, together with the whole of the real and personal property, assets and good will of the owners of that business used in connection therewith or belonging thereto, and to undertake and satisfy all or any of the liabilities of the said business, and to carry out and discharge all contracts and obligations, with or without modification, of the said business.

(b)           To engage in general contracting, engineering, construction, dredging, excavating, building, erection and architectural work; and to undertake, and enter into and carry out contracts for, all kinds of works, including public works and improvements, and, without limiting the foregoing powers, to construct and equip railroads, street railroads, tramways, drydocks, canals, acqueducts, viaducts, waterways, water works, gas works, electric light and power works, docks, piers, harbors, wharves, dams, reservoirs, roads, embankments, sewers, sewerage works, drains, drainage works, paving works, public and other buildings, factories, warehouses, wharves, bridges, irrigation works, telegraph lines, telephone lines and exchanges, and works, buildings or erections of any kind; and to manufacture, acquire, buy, sell, dispose of and supply all plant machinery, engines, rolling stock, live and dead stock, vessels, barges, appliances, accessories and things for use in connection with any of the foregoing, or any quarries or other undertakings whether or not of the character before mentioned.

(c)           To apply or tender for, or obtain the grant of, or purchase or acquire or obtain an interest in any contracts, concessions, decrees, licenses or authorizations, and to carry into effect, work under, comply with, sell, or dispose of the same or any part thereof.

(d)           To undertake and carry into effect subcontracts.

(e)           To make sub-contracts, or to contract with others for the execution by them of the whole or any part of the works undertaken by or to be undertaken by the Company.

(f)            To operate, either for a time or jointly, any works constructed or undertaken by the Company.

(g)           To carry on in connection with the above, such other business as may be conveniently or profitably carried on therewith or may usefully employ or turn to account or enhance the value of any of the Company’s property.

(h)           To purchase or by any other means acquire any freehold, leasehold or other property for any estate or interest whatever, and any rights, privileges or easements over or in respect of any property, and any buildings, factories, mills, works, wharves, roads, railways, street railways and tramways, or things which may be necessary for, or may be conveniently used with, or may enhance the value of any other property of the Company.

(i)            To apply for, or join in applying for, purchase or by other means acquire, and protect, prolong and renew, whether in the United States or elsewhere any patents, patent rights, trade-marks, licenses, protections and concessions which may appear likely to be advantageous or useful to the Company, and to use and turn to account, and to manufacture under or grant licenses or privileges in respect of the same, and to expend money in experimenting upon and testing any patentable device or in experimenting upon and testing and in improving or seeking to improve any patents, inventions or rights which the Company may acquire or propose to acquire.

(j)            To acquire and undertake the whole or any part of the business, good-will, and assets of any person, firm or corporation carrying on or proposing to carry on any of the businesses which this Company is authorized to carry on, and, as part of the consideration of such acquisition, to undertake all or any of the liabilities of such person, firm or corporation, or to acquire an interest in, amalgamate with, or enter into any agreement with, or enter into any arrangement for sharing profits, or for cooperation, or for material assistance, with any such person, firm or corporation, and to give or accept, by way of consideration for any of the acts or things aforesaid or for any property acquired, any shares, bonds or securities that may be agreed upon; and to hold and retain or sell, mortgage and deal with any shares, bonds or securities so received.

(k)           To promote any other company for the purposes of acquiring all or any of the property and/or undertaking any of the liabilities of this Company, or to undertake any business or operations which may appear likely to assist or benefit this Company, or to enhance the value of any property or business of this Company, and to place or guarantee the placing of, underwrite, apply for, and accept, or subscribe for the whole or any part of the capita; or securities of any such company, or to lend money to or guarantee the performance of the contracts of any such company.

(l)            To sell or otherwise dispose of, subject to law, the whole or shy part of the undertakings of the Company, either together or in portions, for such consideration as may be agreed on, and in particular for shares, bonds or securities of any company purchasing the same.

(m)          To invest and deal with the monies of the Company not immediately required in such manner as may from time to time be thought fit.

(n)           To lend and advance money or give credit to such persons, firms or corporations and on such terms as may be thought fit, and in particular to customers, persons, firms and corporations dealing with the Company, and to give guarantees or become surety for any such persons, firms or corporations.

(o)           To borrow or raise money in such manner as the Company shall think fit, and in particular by the issue of bonds, notes and other obligations, and to secure the re-payment of any monies borrowed or raised or owing by the Company by mortgage, deed of trust, charge, or lien upon the whole or any part of the Company’s property or assets (present or future) and also by a similar mortgage, deed of trust, charge or lien to secure and guarantee the performance by the Company of any obligation or liability it may undertake.

(p)           To draw, make, accept, endorse, discount, execute and issue bills of exchange, bills of lading, promissory notes, dock and other warrants, and other instruments to be negotiable or transferable by delivery or to order, or otherwise.

(q)           To improve, manage, cultivate, develop, exchange, let on lease or otherwise, mortgage, sell, dispose of, turn to account, grant rights and privileges in respect of, or otherwise deal with all or any part of the property and rights of the Company.

(r)            To apply for, promote and obtain any Act of Congress or Act of the Legislature of the Territory of Hawaii, or Act of the Legislature of any State or Territory in the United States in which this Company may carry on business, or other authority for enabling the Company to carry out its objects or any of them, or for conferring on the Company any additional powers, or for modifying these presents, or for any other purpose which may seem expedient.

(s)           To subscribe for, take, purchase or otherwise acquire and hold shares or other interest in or securities of any other company having objects altogether or in part similar to those of this Company, or carry on any business which may, directly or indirectly, assist any business carried on by this Company.

(t)            To act as agents or brokers for any person, firm or corporation, and also to act in any of the businesses of the Company through or by means of agents, brokers, subcontractors or others.

(u)           To remunerate any person, firm or corporation rendering services to this Company either by cash payment or by the allottment to him or them of shares of the Company credited as paid up in frill or in part or otherwise.

(v)           To effect insurance against risk of loss to the Company and to insure any servants of the Company against risk or accident in the course of their employment by the Company and to pay premiums in respect thereof.

(w)          To support and subscribe to any charitable or public object and any institution or club which may be for the benefit of the Company or its employees either directly or indirectly as may be connected with any place where the Company carries on business, and to give pensions, gratuities or charitable aid to any person or persons who have served the Company, or to the wives, children or other relatives of such persons and to form and contribute to provident and benefit funds for the benefit of any persons employed by the Company.

(x)            To procure the Company to be registered or recognized or to be permitted or allowed to carry on its business or any branch or branches thereof in any State or other Territory of the United States of America and/or in any foreign country or place.

(y)           And to do all such other things as may be deemed incidental or conducive to the attainment of the above objects or any of them.

4.             The capital of the Company is $100,000 divided into1,000 shares of the par value of $100.00 each. The Company may from time to time in the manner provided by law, increase its capital up to the limit of $1,000,000 to be divided into 10,000 shares of the par value of $100 each. The Company shall also have power from time to time in the manner provided by law, to reduce its capital.

5.             There shall always be a Board of Directors consisting of not more than nine and not less than five, who shall have and exercise all the corporate powers of the Company (subject nevertheless to such regulations as may be prescribed by the Company in any meetings) and a president, one or more vice-presidents, secretary, treasurer, auditor and such other officers as may be provided by the By-laws. The directors and auditor shall be elected by the shareholders of the Company. Any member of the Board of Directors or the auditor may be removed by the shareholders of the Company. The president, one or more vice-presidents, secretary and treasurer, as well as any other officers that may be provided by the By-laws, shall be appointed by the directors, either wholly or partly from the members of the Board of Directors, or wholly or partly from persons not directors. Any person may hold any two of the offices of president, secretary and treasurer or vice-president, secretary and treasurer. The president, vice-president, secretary and treasurer, as well as any other officers that may be provided by the By-laws may be removed from time to time by the Board of Directors. No officer or director need be a shareholder.

6.             The following shall comprise the Board of Directors of the Company (subject to the provisions of Article 5 hereof) until the annual meeting of the Company to be held in 1927, and thereafter until their successors are appointed:

Edmund J. Lord	of Honolulu, T. H.
Everett E. Black	of Honolulu, T. H.
George Buchholtz	of Honolulu, T. H.
Peter J. Erben	of Honolulu, T. H.
Tetsuji Ikejiri	of Honolulu, T. H.

7.             The following persons shall hold the offices set opposite their respective names (subject to the provisions of Article 5 hereof) henceforth until the annual meeting of the Company to be held in 1927, and thereafter until their successors are appointed.

Edmund J. Lord	President
Everett E. Black	Vice- President
George Buchholtz	Treasurer
Tetsuji Ikejiri	Secretary
E. N. Nash	Auditor

8.             The Company shall have succession and corporate existence for the term of fifty (50) years from the date of these presents and become a body corporate under the name and style of “E. J. Lord Limited”, and shall have all the powers and rights and be subject to all the liabilities provided by law for incorporated companies, and shall be subject to and have all the benefits of all general laws now and hereafter enacted in regard to corporations. All the property of the Company shall be liable for the just debts of the Company, but no shareholder shall be liable for the debts of the Company beyond the amount of what is due upon the share or shares owned by him.

9.             The Company shall have the power to sue and be sued by its corporate name; to make and use a common seal and to alter the same at pleasure; to hold, purchase, lease and convey either absolutely or by way of mortgage such real and personal property, including therein shares in other corporations, as the purposes of the Company shall require, and to mortgage the same to secure any debt of the Company; to appoint such subordinate officers and agents as the business of the Company shall from time to time require; to make By-laws not inconsistent with any existing laws for the management of its property, the election and removal of its officers, the regulation of its affairs and the transfer of its stock;

IN WITNESS WHEROF, the said EDMUND J. LORD, EVERETT E. BLACK, GEORGE BUCHHOLTZ, PETER J. ERBEN and TETSUJI IKEJIRI have hereunto set their hands and seals this 3rd day of September 1926.

/s/E.J. Lord	(SEAL)

/s/E.E. Black	(SEAL)

/s/George Buchholtz	(SEAL)

/s/P.J. Erben	(SEAL)

/s/T. Ikejiri	(SEAL)